Exhibit 10.1

Marten Transport, Ltd.
2007 Non-employee Director Compensation Summary

The Board of Directors of Marten Transport, Ltd. approved the following fee schedule for non-employee directors for fiscal year 2007:

Annual Board Retainer	$20,000
Lead Director	5,000
Audit Committee chair	15,000
Compensation Committee chair	7,500
Nominating/Corporate Governance Committee chair	2,500

The company generally pays non-employee directors a fee of $1,000 for each Board meeting attended, $500 for each committee meeting attended, and reimburses them for out-of-pocket expenses of attending meetings.